Exhibit 99.1

News Release

Weatherford Announces Second Quarter 2025 Results
•Second quarter revenue of $1,204 million increased 1% sequentially
•Second quarter operating income of $237 million increased 67% sequentially
•Second quarter net income of $136 million increased 79% sequentially; net income margin of 11.3%
•Second quarter adjusted EBITDA* of $254 million was flat sequentially; adjusted EBITDA margin* of 21.1% decreased 11 basis points sequentially
•Second quarter cash provided by operating activities of $128 million and adjusted free cash flow* of $79 million
•Repurchased $27 million of 8.625% Senior Notes due 2030 in the second quarter of 2025
•Shareholder return of $52 million for the quarter, which included dividend payments of $18 million and share repurchases of $34 million
•Board approved quarterly cash dividend of $0.25 per share, payable on September 4, 2025, to shareholders of record as of August 6, 2025
•Signed an agreement with Amazon Web Services to migrate and modernize our digital platforms, including the Modern Edge Platform and Unified Data Model, enhancing operational efficiency and data-driven decision-making. The collaboration also boosts Weatherford’s Software Launchpad, offering scalable, cloud-based solutions while ensuring data control and integration flexibility

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Houston, July 22, 2025 – Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) announced today its results for the second quarter of 2025.
Revenues for the second quarter of 2025 were $1,204 million, an increase of 1% sequentially and a decrease of 14% year-over-year. Operating income in the second quarter of 2025 was $237 million, an increase of 67% sequentially and a decrease of 10% year-over-year. Net income in the second quarter of 2025 was $136 million, with a 11.3% margin, an increase of 79%, or 493 basis points, sequentially, and an increase of 9%, or 240 basis points, year-over-year. Adjusted EBITDA* was $254 million, with a 21.1% margin, flat, or a decrease of 11 basis points, sequentially, and a decrease of 30%, or 488 basis points, year-over-year. Basic income per share in the second quarter of 2025 was $1.87, an increase of 81% sequentially and an increase of 10% year-over-year. Diluted income per share in the second quarter of 2025 was $1.87, an increase of 81% sequentially and an increase of 13% year-over-year.
Second quarter 2025 cash flows provided by operating activities were $128 million, a decrease of 10% sequentially and a decrease of 15% year-over-year. Adjusted free cash flow* was $79 million, an increase of 20% sequentially and a decrease of 18% year-over-year. Capital expenditures were $54 million in the second quarter of 2025, a decrease of 30% sequentially and a decrease of 13% year-over-year.
Girish Saligram, President and Chief Executive Officer, commented, “Our core operating markets continued to exhibit activity slowdown during the quarter, driven by geopolitical events, supply-demand imbalance concerns, and trade uncertainties. Despite these structural headwinds, the One Weatherford team delivered second-quarter results in line with expectations, reflecting disciplined execution and operational efficiency in a distinctly softer market. The sequential performance demonstrates strong fundamentals and the resilience of our operating model. Revenues increased and adjusted EBITDA was flat despite the previously announced divestiture of certain businesses in Argentina. Adjusted Free Cash Flow also increased, even as receivables continued to build in Latin America due to lack of payments in Mexico. This performance underscores the strength of the new Weatherford operating paradigm and marks a positive departure from past responses to prior market cycle inflections.
Looking ahead, activity levels in both North America and international markets continue to show signs of sluggishness, and expectations for a broader sector recovery have shifted further to the right. While we anticipate a relatively flat trajectory on revenues for the immediate future, we remain focused on driving adjusted free cash flow conversion through portfolio optimization, structural cost efficiencies, optimization of working capital, and CAPEX efficiency.”

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Operational & Commercial Highlights
•An International Oil Company (IOC) awarded Weatherford a three-year contract to provide Managed Pressure Drilling (MPD) services for a deepwater development project in Mexico.
•Aramco awarded Weatherford a one-year contract extension to provide MPD services for its onshore and offshore wells.
•Weatherford, with Superior Energy Services, secured a three-year contract to supply conventional completions (Upper and Lower) equipment to Petrobras for pre-salt and post-salt fields offshore Brazil.
•Cairn Oil & Gas granted Weatherford a Letter of Award to provide Completions, Liner Hanger, Whipstock systems and services, and MPD services for High Temperature - Ultra High Temperature (HT-UHT) drilling and rigless project in Barmer, India.
•bp UK awarded Weatherford a one-year contract to provide Cementation Products, Completions, Drilling Services, Intervention Services & Drilling Tools (ISDT), and a one-year contract to provide Liner Hanger systems for the Northern Endurance Partnership CO2 Storage Project in offshore UK.
•Beach Energy Limited awarded Weatherford contracts to provide Cementation Products, Cement Heads, Liner Hangers, and Tubular Running Services (TRS) for a campaign in offshore Australia.
•Origin Energy awarded Weatherford a five-year contract to re-supply PCP systems in onshore Australia.
•OMV awarded Weatherford a three-year contract to supply Completions and Reservoir Monitoring equipment in Tunisia.
•Shell awarded Weatherford a three-year contract to provide ISDT offshore in the Gulf of America.
•An IOC awarded Weatherford a three-year contract to provide thru-tubing Well Services in offshore Malaysia.
•Kuwait Oil Company (KOC) awarded Weatherford a contract for the supply of XpressTM XT Liner Hanger systems for deep drilling operations in Kuwait.
•A National Oil Company in the Middle East awarded a two-year contract to provide thru-tubing and safety valve systems in the United Arab Emirates.
•A major operator in Canada awarded Weatherford a two-year contract to provide Artificial Lift services in onshore Canada.
•Weatherford, in strategic partnership with Constellation, secured a three-year contract to deliver TRS, integrating the automated Vero™ technology into their rig for Petrobras in offshore Brazil.

Technology Highlights
•Drilling & Evaluation (“DRE”)
◦In Kuwait, Weatherford successfully deployed combined Magnus™ and Victus™ solutions for a pilot project for KOC. This approach enabled the use of a smaller wellhead, eliminated one casing string, and allowed effective drilling and cementing through stacked reservoirs, potentially unlocking new completion designs and enhancing recovery.
◦In Qatar, Weatherford successfully completed the first Modus™ job using MPD techniques that significantly improved operational efficiency and well safety. The Modus system enabled the operator to reach the targeted total depth while saving substantial rig time and costs compared to conventional methods.
◦In Norway, Weatherford successfully completed three open hole logging jobs for an international operator using coiled tubing for deployment. This approach enabled effective logging in a highly deviated well, overcoming the limitations of conventional wireline conveyance.
•Well Construction and Completions (“WCC”)
◦In the Gulf of America, Weatherford successfully integrated multiple TRS technologies for bp. This integration enhanced operational speed, cost-effectiveness, and well integrity while improving quality, efficiency, and safety by reducing personnel requirements and eliminating manual intervention.
◦In the United Kingdom, Weatherford successfully implemented StringGuardTM for Shell. The solution is designed to provide protection against potential dropped string events, with the aim of maintaining operational focus and incident free delivery.
•Production and Intervention (“PRI”)
◦Weatherford’s Rotaflex® Artificial Lift technology has witnessed continued global adoption, with recent installations in France, Australia, and Oman. These projects have addressed a variety of operational challenges, including the replacement of Electric Submersible Pumps and conventional pumping units, enhancement of production efficiency, support for Coal Bed Methane initiatives, and restoration of output in complex wells, underscoring the versatility and effectiveness of the Rotaflex technology.
◦In Norway, Weatherford completed a successful field trial of TITAN RS technology for Equinor, following the acquisition of Ardyne. The trial delivered a full casing cut and recovery solution for the plug and abandonment market, reinforcing Weatherford’s leadership in advanced well abandonment.
◦In Saudi Arabia, Weatherford installed the first Rod Lift system in the Jafurah field. The unit was successfully commissioned, validating Weatherford’s Rod Lift technology as a viable artificial lift solution for this unconventional gas field.

Shareholder Return
During the second quarter of 2025, Weatherford paid dividends of $18 million and repurchased shares for approximately $34 million, resulting in a total shareholder return of $52 million. In the first half of the year, Weatherford paid dividends of $36 million and repurchased shares for approximately $87 million, resulting in a total shareholder return of $123 million.
On July 17, 2025, our Board declared a cash dividend of $0.25 per share of the Company’s ordinary shares, payable on September 4, 2025, to shareholders of record as of August 6, 2025.
Results by Reportable Segment
Drilling and Evaluation (“DRE”)

	Three Months Ended			Variance
($ in Millions)	June 30, 2025	March 31, 2025	June 30, 2024	Seq.		YoY
Revenue	$335	$350	$427	(4)%		(22)%
Segment Adjusted EBITDA	$69	$74	$130	(7)%		(47)%
Segment Adj EBITDA Margin	20.6%	21.1%	30.4%	(55)	bps	(985)	bps
Second quarter 2025 DRE revenue of $335 million decreased by $15 million, or 4% sequentially, primarily from lower Wireline activity in North America and Latin America partly offset by higher Drilling Services activity in Europe/Sub-Sahara Africa/Russia and Latin America. Year-over-year DRE revenue decreased by $92 million, or 22%, primarily from lower activity across all geographies, especially in Latin America, partly offset by higher Drilling Services activity in Europe/Sub-Sahara Africa/ Russia, North America and Middle East/North Africa/Asia.
Second quarter 2025 DRE segment adjusted EBITDA of $69 million decreased by $5 million, or 7% sequentially, primarily from lower Wireline activity, partly offset by higher Drilling Services activity. Year-over-year DRE segment adjusted EBITDA decreased by $61 million, or 47%, primarily from lower activity across all geographies, especially in Latin America.
Well Construction and Completions (“WCC”)

	Three Months Ended			Variance
($ in Millions)	June 30, 2025	March 31, 2025	June 30, 2024	Seq.		YoY
Revenue	$456	$441	$504	3%		(10)%
Segment Adjusted EBITDA	$118	$128	$145	(8)%		(19)%
Segment Adj EBITDA Margin	25.9%	29.0%	28.8%	(315)	bps	(289)	bps
Second quarter 2025 WCC revenue of $456 million increased by $15 million, or 3% sequentially, primarily from higher Liner Hangers and Cementation Products activity partly offset by lower Completions activity especially in Latin America. Year-over-year WCC revenues decreased by $48 million, or 10%, primarily from lower activity in Latin America, Europe/Sub-Sahara Africa/Russia and North America partly offset by higher Liner Hangers activity in Middle East/North Africa/Asia.

Second quarter 2025 WCC segment adjusted EBITDA of $118 million decreased by $10 million, or 8% sequentially, primarily from lower Completions activity partly offset by higher Liner Hangers activity and Cementation Products activity and fall through. Year-over-year WCC segment adjusted EBITDA decreased by $27 million, or 19%, primarily from lower activity in Latin America, Europe/Sub-Sahara Africa/Russia and North America partly offset by higher Liner Hangers and TRS fall through in Middle East/North Africa/Asia.
Production and Intervention (“PRI”)

	Three Months Ended			Variance
($ in Millions)	June 30, 2025	March 31, 2025	June 30, 2024	Seq.		YoY
Revenue	$327	$334	$369	(2)%		(11)%
Segment Adjusted EBITDA	$63	$62	$85	2%		(26)%
Segment Adj EBITDA Margin	19.3%	18.6%	23.0%	70	bps	(377)	bps
Second quarter 2025 PRI revenue of $327 million decreased by $7 million, or 2% sequentially, primarily from lower Pressure Pumping activity in Latin America pursuant to the sale of the Argentina Pressure Pumping business partly offset by higher Artificial Lift and Sub-sea Intervention activity. Year-over-year PRI revenue decreased by $42 million, or 11%, as lower activity across all geographies was partly offset by higher Sub-sea intervention activity in Latin America.
Second quarter 2025 PRI segment adjusted EBITDA of $63 million increased by $1 million, or 2% sequentially, primarily from higher Sub-sea Intervention activity and fall through partly offset by lower Pressure Pumping activity in Latin America pursuant to the sale of the Argentina Pressure Pumping business. Year-over-year PRI segment adjusted EBITDA decreased by $22 million, or 26%, primarily from lower activity across all geographies, partly offset by higher Sub-sea intervention activity and fall through in Latin America.
Revenue by Geography

	Three Months Ended			Variance
($ in Millions)	June 30, 2025	March 31, 2025	June 30, 2024	Seq.	YoY
North America	$241	$250	$252	(4)%	(4)%

International	$963	$943	$1,153	2%	(16)%
Latin America	195	241	353	(19)%	(45)%
Middle East/North Africa/Asia	524	503	542	4%	(3)%
Europe/Sub-Sahara Africa/Russia	244	199	258	23%	(5)%
Total Revenue	$1,204	$1,193	$1,405	1%	(14)%

North America
Second quarter 2025 North America revenue of $241 million decreased by $9 million, or 4% sequentially, primarily from lower Wireline activity in Canada Land, partly offset by higher Cementation Products and Liner Hangers activity. Year-over-year, North America decreased by $11 million, or 4% , primarily from lower activity across all the segments, partly offset by higher activity in US Offshore.
International
Second quarter 2025 international revenue of $963 million increased by $20 million, or 2% sequentially and decreased by $190 million, or 16% year-over-year.
Second quarter 2025 Latin America revenue of $195 million decreased by $46 million, or 19% sequentially, primarily from lower activity in Argentina pursuant to the sale of the Argentina Pressure Pumping business, partly offset by higher Sub-sea intervention activity. Year-over-year, Latin America revenue decreased by $158 million, or 45%, primarily from lower activity in Mexico and Argentina, partly offset by higher Sub-sea intervention activity.
Second quarter 2025 Middle East/North Africa/Asia revenue of $524 million increased by $21 million, or 4% sequentially, primarily from higher Liner Hangers and Cementation Products activity partly offset by lower Drilling Services. Year-over-year, the Middle East/North Africa/Asia revenue decreased by $18 million, or 3%, primarily from lower activity in the DRE and PRI segments partly offset by higher Liner Hangers activity.
Second quarter 2025 Europe/Sub-Sahara Africa/Russia revenue of $244 million increased by $45 million, or 23% sequentially, primarily from higher activity across all the segments. Year-over-year, Europe/Sub-Sahara Africa/Russia revenue decreased by $14 million, or 5%, primarily from lower activity across all the segments especially WCC, partly offset by higher Drilling Services and Pressure Pumping.

About Weatherford
Weatherford delivers innovative energy services that integrate proven technologies with advanced digitalization to create sustainable offerings for maximized value and return on investment. Our world-class experts partner with customers to optimize their resources and realize the full potential of their assets. Operators choose us for strategic solutions that add efficiency, flexibility, and responsibility to any energy operation. The Company conducts business in approximately 75 countries and has approximately 17,300 team members representing more than 110 nationalities and 310 operating locations. Visit weatherford.com for more information and connect with us on social media.
Conference Call Details
Weatherford will host a conference call on Wednesday, July 23, 2025, to discuss the Company’s results for the second quarter ended June 30, 2025. The conference call will begin at 8:30 a.m. Eastern Time (7:30 a.m. Central Time).
Listeners are encouraged to download the accompanying presentation slides which will be available in the investor relations section of the Company’s website.
Listeners can participate in the conference call via a live webcast at https://www.weatherford.com/investor-relations/investor-news-and-events/events/ or by dialing +1 877-328-5344 (within the U.S.) or +1 412-902-6762 (outside of the U.S.) and asking for the Weatherford conference call. Participants should log in or dial in approximately 10 minutes prior to the start of the call.
A telephonic replay of the conference call will be available until August 6, 2025, at 5:00 p.m. Eastern Time. To access the replay, please dial +1 877-344-7529 (within the U.S.) or +1 412-317-0088 (outside of the U.S.) and reference conference number 1312926. A replay and transcript of the earnings call will also be available in the investor relations section of the Company’s website.

Contacts
For Investors:
Luke Lemoine
Senior Vice President, Corporate Development & Investor Relations
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Senior Director, Communications & Employee Engagement
media@weatherford.com

Forward-Looking Statements
This news release contains projections and forward-looking statements concerning, among other things, the Company’s adjusted EBITDA*, adjusted EBITDA margin*, adjusted free cash flow*, shareholder return program, forecasts or expectations regarding business outlook, prospects for its operations, capital expenditures, expectations regarding future financial results, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only estimates and may differ materially from actual future events or results, based on factors including but not limited to: global political, economic and market conditions, political disturbances, war or other global conflicts, terrorist attacks, changes in global trade policies, tariffs and sanctions, weak local economic conditions and international currency fluctuations; general global economic repercussions related to U.S. and global inflationary pressures and potential recessionary concerns; various effects from conflicts in the Middle East and the Russia Ukraine conflicts, including, but not limited to, nationalization of assets, extended business interruptions, sanctions, treaties and regulations (including changes in the regulatory environment) imposed by various countries, associated operational and logistical challenges, and impacts to the overall global energy supply; cybersecurity issues; our ability to comply with, and respond to, climate change, environmental, social and governance and other sustainability initiatives and future legislative and regulatory measures both globally and in specific geographic regions; the potential for a resurgence of a pandemic in a given geographic area and related disruptions; the price and price volatility of, and demand for, oil and natural gas; the macroeconomic outlook for the oil and gas industry; our ability to generate cash flow from operations to fund our operations; our ability to effectively and timely adapt our technology portfolio, products and services to remain competitive, and to address and participate in changes to the market demands, including for the transition to alternate sources of energy such as geothermal, carbon capture and responsible abandonment, including our digitalization efforts, increases in the prices and lead times, and the lack of availability of our procured products and services, including due to macroeconomic and geopolitical conditions such as tariffs and changes in trade policies, our ability to timely collect from customers; our ability to effectively execute our capital allocation framework; our ability to return capital to shareholders, including those related to the timing and amounts (including any plans or commitments in respect thereof) of any dividends and share repurchases; and the realization of additional cost savings and operational efficiencies.
These risks and uncertainties are more fully described in Weatherford’s reports and registration statements filed with the Securities and Exchange Commission, including the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, you should not place undue reliance on any of the Company’s forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.
*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc
Selected Statements of Operations (Unaudited)

	Three Months Ended			Six Months Ended
($ in Millions, Except Per Share Amounts)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Revenues:
DRE Revenues	$335	$350	$427	$685	$849
WCC Revenues	456	441	504	897	962
PRI Revenues	327	334	369	661	717
All Other	86	68	105	154	235
Total Revenues	1,204	1,193	1,405	2,397	2,763

Operating Income:
DRE Segment Adjusted EBITDA[1]	$69	$74	$130	$143	$260
WCC Segment Adjusted EBITDA[1]	118	128	145	246	265
PRI Segment Adjusted EBITDA[1]	63	62	85	125	158
All Other[2]	19	4	23	23	50
Corporate[2]	(15)	(15)	(18)	(30)	(32)
Depreciation and Amortization	(64)	(62)	(86)	(126)	(171)
Share-based Compensation	(9)	(7)	(12)	(16)	(25)
Gain on Sale of Business	70	—	—	70	—
Restructuring Charges	(11)	(29)	(5)	(40)	(8)
Other (Charges) Credits	(3)	(13)	2	(16)	—
Operating Income	237	142	264	379	497

Other Expense:
Interest Expense, Net of Interest Income of $14, $11, $17, $25 and $31	(21)	(26)	(24)	(47)	(53)
Loss on Blue Chip Swap Securities	(1)	—	(10)	(1)	(10)
Other Expense, Net	(24)	(20)	(20)	(44)	(42)
Income Before Income Taxes	191	96	210	287	392
Income Tax Provision	(46)	(10)	(73)	(56)	(132)
Net Income	145	86	137	231	260
Net Income Attributable to Noncontrolling Interests	9	10	12	19	23
Net Income Attributable to Weatherford	$136	$76	$125	$212	$237

Basic Income Per Share	$1.87	$1.04	$1.71	$2.91	$3.25
Basic Weighted Average Shares Outstanding	72.2	73.1	73.2	72.7	73.1

Diluted Income Per Share	$1.87	$1.03	$1.66	$2.90	$3.16
Diluted Weighted Average Shares Outstanding	72.4	73.4	75.3	72.9	75.0

[1]Segment adjusted EBITDA is our primary measure of segment profitability under U.S. GAAP ASC 280 “Segment Reporting” and represents segment earnings before interest, taxes, depreciation, amortization, share-based compensation, restructuring charges and other adjustments. Research and development expenses are included in segment adjusted EBITDA.
[2]All Other includes results from non-core business activities (including integrated services and projects), and Corporate includes overhead support and centrally managed or shared facilities costs. All Other and Corporate do not individually meet the criteria for segment reporting.

Weatherford International plc
Selected Balance Sheet Data (Unaudited)

($ in Millions)	June 30, 2025	December 31, 2024
Assets:
Cash and Cash Equivalents	$943	$916
Restricted Cash	60	59
Accounts Receivable, Net	1,177	1,261
Inventories, Net	881	880
Property, Plant and Equipment, Net	1,136	1,061
Intangibles, Net	305	325

Liabilities:
Accounts Payable	685	792
Accrued Salaries and Benefits	252	302
Current Portion of Long-term Debt	26	17
Long-term Debt	1,565	1,617

Shareholders’ Equity:
Total Shareholders’ Equity	1,519	1,283

Weatherford International plc
Selected Cash Flows Information (Unaudited)

	Three Months Ended			Six Months Ended
($ in Millions)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Cash Flows From Operating Activities:
Net Income	$145	$86	$137	$231	$260
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation and Amortization	64	62	86	126	171
Foreign Exchange Losses	17	13	8	30	23
Loss on Blue Chip Swap Securities	1	—	10	1	10
Gain on Disposition of Assets	(3)	(1)	(25)	(4)	(32)
Gain on Sale of Business	(70)	—	—	(70)	—
Deferred Income Tax Provision (Benefit)	(5)	7	13	2	27
Share-Based Compensation	9	7	12	16	25
Changes in Accounts Receivable, Inventory, Accounts Payable and Accrued Salaries and Benefits	(22)	(17)	(22)	(39)	(174)
Other Changes, Net	(8)	(15)	(69)	(23)	(29)
Net Cash Provided By Operating Activities	128	142	150	270	281

Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(54)	(77)	(62)	(131)	(121)
Proceeds from Disposition of Assets	5	1	8	6	18
Proceeds from Sale of Businesses	97	—	—	97	—
Purchases of Blue Chip Swap Securities	(83)	—	(50)	(83)	(50)
Proceeds from Sales of Blue Chip Swap Securities	82	—	40	82	40
Business Acquisitions, Net of Cash Acquired	—	—	—	—	(36)
Proceeds from Sale of Investments	—	—	—	—	41
Other Investing Activities	(4)	(3)	3	(7)	(7)
Net Cash Provided by (Used In) Investing Activities	43	(79)	(61)	(36)	(115)

Cash Flows From Financing Activities:
Repayments of Long-term Debt	(34)	(39)	(87)	(73)	(259)
Distributions to Noncontrolling Interests	(8)	—	(9)	(8)	(9)
Tax Remittance on Equity Awards	—	(20)	(1)	(20)	(9)
Share Repurchases	(34)	(53)	—	(87)	—
Dividends Paid	(18)	(18)	—	(36)	—
Other Financing Activities	(3)	(3)	(5)	(6)	(12)
Net Cash Used In Financing Activities	$(97)	$(133)	$(102)	$(230)	$(289)

Weatherford International plc
Non-GAAP Financial Measures Defined (Unaudited)

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for results reported in accordance with GAAP but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Adjusted EBITDA* - Adjusted EBITDA* is a non-GAAP measure and represents consolidated income before interest expense, net, income taxes, depreciation and amortization expense, and excludes, among other items, restructuring charges, share-based compensation expense, as well as other charges and credits. Management believes adjusted EBITDA* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA* should be considered in addition to, but not as a substitute for consolidated net income and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted EBITDA margin* - Adjusted EBITDA margin* is a non-GAAP measure which is calculated by dividing consolidated adjusted EBITDA* by consolidated revenues. Management believes adjusted EBITDA margin* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA margin* should be considered in addition to, but not as a substitute for consolidated net income margin and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted Free Cash Flow* - Adjusted Free Cash Flow* is a non-GAAP measure and represents cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets. Management believes adjusted free cash flow* is useful to understand our performance at generating cash and demonstrates our discipline around the use of cash. Adjusted free cash flow* should be considered in addition to, but not as a substitute for cash flows provided by operating activities and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Net Debt* - Net Debt* is a non-GAAP measure that is calculated taking short and long-term debt less cash and cash equivalents and restricted cash. Management believes the net debt* is useful to assess the level of debt in excess of cash and cash and equivalents as we monitor our ability to repay and service our debt. Net debt* should be considered in addition to, but not as a substitute for overall debt and total cash and should be viewed in addition to the Company’s results prepared in accordance with GAAP.

Net Leverage* - Net Leverage* is a non-GAAP measure which is calculated by dividing by taking net debt* divided by adjusted EBITDA* for the trailing 12 months. Management believes the net leverage* is useful to understand our ability to repay and service our debt. Net leverage* should be considered in addition to, but not as a substitute for the individual components of above defined net debt* divided by consolidated net income attributable to Weatherford and should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

*Non-GAAP - as defined above and reconciled to the GAAP measures in the section titled GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc
GAAP to Non-GAAP Financial Measures Reconciled (Unaudited)

	Three Months Ended			Six Months Ended
($ in Millions, Except Margin in Percentages)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Revenues	$1,204	$1,193	$1,405	$2,397	$2,763
Net Income Attributable to Weatherford	$136	$76	$125	$212	$237
Net Income Margin	11.3%	6.4%	8.9%	8.8%	8.6%
Adjusted EBITDA*	$254	$253	$365	$507	$701
Adjusted EBITDA Margin*	21.1%	21.2%	26.0%	21.2%	25.4%

Net Income Attributable to Weatherford	$136	$76	$125	$212	$237
Net Income Attributable to Noncontrolling Interests	9	10	12	19	23
Income Tax Provision	46	10	73	56	132
Interest Expense, Net of Interest Income of $14, $11, $17, $25 and $31	21	26	24	47	53
Loss on Blue Chip Swap Securities	1	—	10	1	10
Other Expense, Net	24	20	20	44	42
Operating Income	237	142	264	379	497
Depreciation and Amortization	64	62	86	126	171
Other Charges (Credits)[1]	3	13	(2)	16	—
Gain on Sale of Business	(70)	—	—	(70)	—
Restructuring Charges	11	29	5	40	8
Share-Based Compensation	9	7	12	16	25
Adjusted EBITDA*	$254	$253	$365	$507	$701

Net Cash Provided By Operating Activities	$128	$142	$150	$270	$281
Capital Expenditures for Property, Plant and Equipment	(54)	(77)	(62)	(131)	(121)
Proceeds from Disposition of Assets	5	1	8	6	18
Adjusted Free Cash Flow*	$79	$66	$96	$145	$178
[1]Other Charges (Credits) in the three and six months ended June 30, 2025 primarily includes fees to third-party financial institutions related to collections of certain receivables from our largest customer in Mexico and other miscellaneous charges and credits.

*Non-GAAP - as reconciled to the GAAP measures above and defined in the section titled Non-GAAP Financial Measures Defined

Weatherford International plc
GAAP to Non-GAAP Financial Measures Reconciled Continued (Unaudited)

($ in Millions)	June 30, 2025		March 31, 2025		June 30, 2024
Current Portion of Long-term Debt	$26		$22		$20
Long-term Debt	1,565		1,583		1,628
Total Debt	$1,591		$1,605		$1,648

Cash and Cash Equivalents	$943		$873		$862
Restricted Cash	60		57		58
Total Cash	$1,003		$930		$920

Components of Net Debt
Current Portion of Long-term Debt	$26		$22		$20
Long-term Debt	1,565		1,583		1,628
Less: Cash and Cash Equivalents	943		873		862
Less: Restricted Cash	60		57		58
Net Debt*	$588		$675		$728

Net Income for trailing 12 months	$481		$470		$500
Adjusted EBITDA* for trailing 12 months	$1,188		$1,299		$1,327

Net Leverage* (Net Debt*/Adjusted EBITDA*)	0.49	x	0.52	x	0.55	x

*Non-GAAP - as reconciled to the GAAP measures above and defined in the section titled Non-GAAP Financial Measures Defined